UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C.  20549

                          FORM 8-K

                       CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

              Date of Report:  March 19, 2003



                      FARMER BROS. CO.



    California                 0-1375              95-0725980
State of Incorporation  Commission File Number  Federal ID Number


20333 South Normandie Avenue, Torrance, California   90502
Address of principal executive offices


(310) 787-5200
Registrant's telephone number


Item 5.  Other Events.

The following press release was provided to the major services today:


Roy E. Farmer Elected CEO of Farmer Bros. Co.
Succeeds Roy F. Farmer, Who Continues as Chairman

TORRANCE, CALIF. - (March 19, 2003) - The Board of Directors of
Farmer Bros. Co. (NASDAQ:FARM) announced today the election of Roy E. Farmer, 50, to the position of Chief Executive Officer. Roy E. Farmer has served for more than nine years as the Company's President and Chief Operating Officer. He becomes the third CEO in the Company's 90 year history, and succeeds his father, Roy F. Farmer, who has served as CEO and Chairman since 1951.

Roy E. Farmer has been employed by Farmer Bros. Co. for his entire adult life and, in addition to his executive duties, is the Company's risk manager and coffee buyer and is leading a major effort to consolidate Farmer Bros. computer systems onto a single information-systems platform. In describing the need for the software conversion, he said, "This is one of the investments our management team is making to strengthen Farmer Brothers' service to its customers and to position the Company as a more agile competitor for the long term."

"Roy is the right man for the job. He's got the training, the background and the leadership skills to continue this Company's fine tradition," said John Merrell, independent Board Member and Chairman of the Board Nominating Committee. "This election provides the continuity that our employees and shareholders expect from Farmer Bros. Co."
Roy F. Farmer will continue as Chairman of the Board and will remain active in Company operations. He will serve as the Company's "back-up" coffee buyer, having served as the Company's primary coffee buyer for more than 50 years, and will consult regularly with Roy E. Farmer on management issues.

"We have long been guided by the goals of profitability, stability and long-term growth and I can assure you those goals will not change," the new CEO said. "We are fortunate in this economy to have a strong balance sheet as we plan our future. As a commodity-based business, our
strong balance sheet provides us important security.   To be sure, we
have our eyes open for businesses that will complement our business, when the time is right - and we will continue to consider and implement other initiatives that, like our computer software consolidation, can produce meaningful results. In addition, we will continue funding our ESOP: we believe it is the most effective means of aligning the interests of our employees and our long-term investors."

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry. The Company's signature trucks and vans bearing the "Consistently Good" logo are seen throughout Farmer Brothers' 28-state service area. Farmer Brothers has paid a dividend for 50 consecutive years, increased the dividend in each of the last seven consecutive years, and its stock price has grown from $18 in 1980 to over $300 a share today. The Company's common stock is traded on the NASDAQ National Market System under the symbol "FARM."

03192003



Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


FARMER BROS. CO.



s/ John E. Simmons

John E. Simmons
Treasurer

Date:    March 19, 2003